ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-2
$ 153,615,935.94 5.97% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   4,825,543     645,214   1,093,625   10.33%   14,447,019   11.37%
 Feb-1999   4,379,889     621,448     990,249    9.67%   13,873,013   11.29%
 Mar-1999   5,465,616     599,877     796,973    8.15%   13,873,013   11.82%
 Apr-1999   5,776,693     572,959     920,077    9.88%   11,032,592    9.87%
 May-1999   4,624,794     544,509     635,555    7.12%    9,474,505    8.84%
 Jun-1999   3,857,955     521,731     562,688    6.53%    9,484,563    9.17%
 Jul-1999   4,170,139     502,731     446,089    5.39%   10,248,472   10.32%
 Aug-1999   3,866,549     482,193     433,473    5.46%    9,933,612   10.42%
 Sep-1999   4,135,239     463,150     480,035    6.31%   10,574,187   11.59%
 Oct-1999   3,859,687     442,784     509,909    7.00%   10,795,089   12.35%
 Nov-1999   3,910,758     423,775     594,382    8.54%   11,223,948   13.44%
 Dec-1999   3,728,626     404,515     525,506    7.89%   11,460,125   14.35%
          ____________ ___________ ___________
   Totals  52,601,491   6,224,886   7,988,560

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.